EXHIBIT 10.5

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 28th day of February, 2019 (“Effective Date”), by and between EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having its principal office at 1055 E. Colorado Blvd., Suite 310, Pasadena, California 91106 (“Operating Partnership”), and ER NET LEASED PROPERTY MANAGEMENT, LLC, a Delaware limited liability company having its principal office at 1450 SW Vintage Pkwy, Ste. 250, Ankeny, IA 50023 (“Property Manager”).

RECITALS

A. Operating Partnership was formed for the purpose of owning and operating single-tenant, net-leased retail and healthcare properties, which are intended to initially include a portfolio of 54 single-tenant net-leased retail and healthcare properties consisting of approximately 770,000 square feet located in 18 states (collectively, the “Initial Properties”) that the Operating Partnership has the right to acquire from one or more affiliates of Property Manager, and shall from time to time include such real properties as Operating Partnership shall acquire (each a “Property” and collectively, the “Properties”).

B. Property Manager is in the business of providing property management services for the management and operation of properties such as the Properties and is duly authorized to provide these services in the jurisdictions in which the Properties are located.

C. Property Manager is willing to provide, and Operating Partnership desires to obtain, the property management services of Property Manager subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

W I T N E S S E T H:

1. Appointment of Property Manager. Operating Partnership hereby appoints Property Manager as its managing agent for the Properties.

2. Property Manager’s Duties. In its capacity as managing agent, Property Manager shall devote all reasonable efforts consonant with first-class professional management to serve as manager of the Properties. Property Manager shall perform its duties hereunder in a diligent, careful, and vigilant manner so as to manage, operate, maintain, and service the Properties as first-class projects in their respective market areas.

2.1 Services. Property Manager hereby agrees to perform, and is hereby authorized by Operating Partnership to perform, on behalf of and in the name of Operating Partnership, the following services:

2.1.1 Operation and Management Services. Property Manager shall be fully responsible to Operating Partnership for the operation and management of the Properties in a first class manner in accordance with this Agreement and the instructions given to Property Manager by Operating Partnership from time to time. In implementing the foregoing, Property Manager will perform the following duties:

2.1.1.1 Property Manager shall carry out all operation and management services for the Properties. Without limiting the foregoing, Property Manager shall: (a) communicate and interface with Operating Partnership and/or ER Net Leased Asset Management, LLC, a Delaware limited liability company (“Asset Manager”), regarding ongoing management issues affecting the Properties, longer term property management strategies, and any matters that arise relative to the management of the Properties; and (b) communicate and interface directly with the tenants at the Properties.

2.1.1.2 Property Manager shall establish and implement standards and procedures for the management and operation of the Properties. Without limiting the foregoing:

(a) Property Manager shall develop and implement procedures for tenant work orders and requests, and preventive maintenance programs for the Properties.

(b) Property Manager, in consultation with Operating Partnership and/or Asset Manager, shall establish and implement life and safety protocols and procedures and emergency response planning for the Properties.

(c) Property Manager, in consultation with Operating Partnership and/or Asset Manager, shall administer the insurance program for the Properties, procure and maintain such policies in full force and effect, not allow such policies to lapse, and ensure that such policies are properly renewed prior to their expiration.

(d) Property Manager shall be responsible, in consultation with Operating Partnership and/or Asset Manager, for coordinating and implementing all environmental compliance and monitoring programs that may from time to time be deemed necessary or appropriate for the Properties.

(e) Property Manager shall assist Operating Partnership with the transition process in connection with any sale or transfer of any of the Properties.

(f) To the extent not contracted by tenants under leases, subleases, licenses, and other occupancy agreements now or hereafter in effect and relating to the Properties (collectively, “Leases”), Property Manager shall in accordance with and subject to the Annual Budget (as defined below), contract, in the name and at the expense of Operating Partnership, for gas, electricity, water, and other utility services to each Property and janitorial services, security services, rubbish removal, landscape maintenance, and such other recurring services for each Property, provided each such contract shall be (i) terminable “at will” upon thirty (30) days prior written notice or less without payment or penalty, except for any contract specifically approved in the Annual Budget, (ii) freely assignable by Property Manager or Operating Partnership, and (iii) contain customary requirements for Operating Partnership’s and Property Manager’s benefit.

(g) Property Manager shall confirm (including by requiring delivery of representations and warranties in favor of Property Manager and Operating Partnership) that, with respect to each prospective contractor, supplier, and other entities providing goods or services to each Property, that (i) neither they nor any of their respective officers, directors, shareholders, partners, members, or affiliates is (1) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order, or regulation, and (2) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of such prospective contractor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as defined below), (iii) no Embargoed Person has any interest of any nature whatsoever in such prospective contractor (whether directly or indirectly), and (iv) such prospective contractor has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity, or government subject to trade restrictions under applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority (collectively, “Legal Requirements”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder with the result that the investment in such person, entity, or government is prohibited by applicable Legal Requirements or such person, entity, or government is in violation of applicable Legal Requirements.

(h) Property Manager shall use diligent good faith efforts to require that every contract or agreement with every contractor, subcontractor, vendor, or other supplier hired to perform work at or deliver materials to each Property contains a provision whereby such party agrees to indemnify, defend, and hold harmless Operating Partnership and Property Manager from and against any and all claims arising out of such party’s work done or materials or services provided at each Property due to, or alleged to be due to, such party’s negligent acts, errors or omissions. Property Manager shall require, and use diligent good faith efforts to ensure, that any party providing goods or performing services at each Property delivers to Property Manager certificates of insurance for each contract evidencing that all required insurance coverages are current and in full force and effect, and that such certificates of insurance are on file. Property Manager shall use diligent good faith efforts to ensure that no third parties providing services to or performing work at or in connection with the Property may do so without a written contract being in effect, including for change orders.

(i) Property Manager shall obtain certificates of insurance from each tenant at the Properties evidencing that all required insurance coverages are current and in full force and effect, and that such certificates of insurance are on file.

2.1.1.3 Property Manager shall be responsible, in consultation with Operating Partnership and/or the Asset Manager, for overseeing all legal services provided to Operating Partnership or the Properties. Property Manager shall be responsible for undertaking all accounting functions required to provide to Operating Partnership the level of accounting services required by Operating Partnership, including, but not limited to, the preparation of accounting and other financial reports to be submitted to Operating Partnership. Without limiting the foregoing, Property Manager shall:

(a) Keep accurate, complete, and separate records in accordance with accepted accounting standards and procedures on an accrual basis showing income and expenditures in connection with operating the Properties. Operating Partnership, or its representatives, shall have the right at any reasonable time to inspect any record of Property Manager that may verify the financial or monthly reports including, but not limited to, all checks, bills, vouchers, statements, cash receipts, correspondence, and all other records in connection with the management of the Properties.

(b) Develop annual plans for each Property and formulate strategies regarding the management and leasing of each Property.

(c) Prepare annual budgets and re-forecasts for each Property.

(d) Prepare reports required or requested by Operating Partnership’s lenders and investors.

(e) Prepare financial statements and reports for Operating Partnership in connection with audits of the Properties.

(f) Review and revise quarterly reports and provide input regarding ongoing Property management issues.

(g) Property Manager shall make recommendations to Operating Partnership regarding the providing of services to the Properties in the most cost-effective manner.

(h) Property Manager shall proceed diligently, on Operating Partnership’s behalf, with the collection of all rent, escalation payments, and other sums due from tenants of the Properties. Property Manager shall not be liable for any arrearages in the collection of rentals or other payments due from tenants or occupants of the Properties or anyone with respect to the operation of the Properties. Under no circumstances shall any monies derived from the Properties and received by Property Manager be commingled with any other monies of Property Manager or any of its affiliates.

(i) Property Manager shall provide the data needed for computation of all sums called for in Leases.

2.1.1.4 Property Manager shall be responsible for all purchasing and contracting in connection with the operation and management of the Properties. Without limiting the foregoing, Property Manager shall: (a) approve the invoices and schedule of checks to be drawn on one or more disbursement accounts for the Properties (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) on a monthly basis; and (b) notify Operating Partnership of all necessary deposits that are to be made by Operating Partnership, on behalf of Operating Partnership, to the Disbursement Accounts. The Disbursement Accounts, which shall be used for the deposit of monies collected from the Properties, shall be one or more trust accounts maintained with one or more financial institutions insured by the Federal Deposit Insurance Corporation and opened in the name and tax identification number of Operating Partnership. Property Manager shall have the authority to draw on the Disbursement Accounts for any payments that Property Manager must make to discharge any liabilities or obligations incurred pursuant to this Agreement, all of which payments shall be subject to the limitations of this Agreement.

2.1.1.5 Property Manager shall perform physical inspections of the Properties as necessary.

2.1.1.6 Property Manager shall consult with the tenants of the Properties to determine the level of services provided to the Properties and other management matters.

2.1.1.7 Property Manager shall periodically review alternative means of implementing the marketing program for the Properties (including, without limitation, tenant renewal strategies) and shall make recommendations to Operating Partnership regarding the marketing program for the Properties.

2.1.1.8 Property Manager shall monitor compliance of the Properties with applicable Legal Requirements, and Property Manager shall advise Operating Partnership of the need to consult legal or other consultants when appropriate, and shall assist Operating Partnership with managing such consultants.

2.1.1.9 Property Manager shall administer and service all debt financing incurred with respect to Operating Partnership and each Property, and periodically review, assess, monitor, and supervise the compliance and any non-compliance by Operating Partnership with all covenants and all other obligations under or with respect to any loan documents and any other documents evidencing any loan secured by any Property (or any portion thereof) and provided to Property Manager from time to time (such documents, the “Loan Documents”). Property Manager shall perform its duties and obligations hereunder in compliance with the Loan Documents.

2.1.1.10 Property Manager shall supervise the performance of services provided by Property tax consultants, and shall oversee all real and personal property tax certiorari proceedings and appeals.

2.1.1.11 Property Manager, in consultation with Operating Partnership and/or Asset Manager, shall develop capital improvement plans and programs for the Properties.

2.1.1.12 Property Manager shall review, and advise Operating Partnership with respect to, (a) Leases, and (b) plans and specifications for tenant improvement work under Leases and capital improvement work at the Properties.

2.1.1.13 Property Manager (a) shall not receive or collect any rents for more than one month in advance (other than security deposits and the payment of first month’s rent concurrently with execution of a Lease), (b) shall not waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any tenant (or any guarantor under any guaranty of any Lease) from its obligations under its Lease (or such guaranty); (c) shall not cancel, terminate, or consent to the surrender of any Lease; (d) shall not commence any legal action, suit, or proceedings for the collection of rent, removal, or dispossession of any tenant or exercise any right of recapture provided in any Lease; (e) shall not modify, or in any way alter, the provisions of any Lease; and (f) shall not consent to any subletting of any part of any Property (if the landlord’s consent is required pursuant to the terms of the applicable Lease), to any assignment of any Lease by any tenant thereunder, or to any assignment or further subletting of any sublease (if landlord consent is required).

2.1.1.14 Property Manager agrees that Operating Partnership shall have the right to require the transfer to Operating Partnership, at any time after prior notice to Property Manager, of any funds in the Disbursement Accounts reasonably considered by Operating Partnership to be in excess of any amount reasonably required by Property Manager for disbursement purposes in accordance with the Annual Budget and the terms of this Agreement.

2.1.1.15 Property Manager shall carry out other functions with respect to the Properties as reasonably requested by Operating Partnership and/or Asset Manager from time to time.

2.2 Related Services.

2.2.1 Engagement of Contractors. Operating Partnership acknowledges that, subject to its prior written approval, Property Manager may elect to engage, at Property Manager’s sole cost and expense, one or more contractors to perform certain obligations of Property Manager under this Agreement. To the extent that Property Manager so engages such contractors, Property Manager undertakes to formally contract with, and properly oversee the services and fully enforce the obligations of such contractors. All contractors shall be required to look solely to Property Manager for payment of any fees for services performed, and Operating Partnership shall have no obligation for any such fees or other obligations for such contractors. Any such engagement of contractors shall be at Property Manager’s sole risk and expense, and all actions of such contractors shall be deemed actions of Property Manager for purposes of this Agreement. Property Manager shall not be released from any of its obligations or liabilities under this Agreement by virtue of the engagement by Property Manager of such contractors.

2.2.2 Leasing Services. Property Manager shall have no leasing duties under this Agreement.

2.2.3 Construction Management and Construction Oversight Services.

2.2.3.1 Property Manager, as directed by Operating Partnership and/or Asset Manager, shall, provide construction management services (“Construction Management Services”) in connection with tenant improvement work to be performed by Operating Partnership and other major construction projects on the Properties (collectively “Construction Projects”).

2.2.3.2 Property Manager shall provide construction oversight services (“Construction Oversight Services”) in connection with tenant improvement work to be performed by a tenant where tenant is paying a third party for Construction Management Services or is performing such Construction Management Services on its own behalf (a “Tenant Project”).

2.2.4 REIT Compliance. Property Manager acknowledges that it has been advised that ExchangeRight Income Fund, a Maryland statutory trust and general partner of Operating Partnership (“Trust”), intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (“REIT”). Property Manager shall at all times use its reasonable efforts: (a) to manage the Properties and conduct the business of the Properties such that the nature of the assets composing the Properties and Operating Partnership’s gross revenue derived from the Properties (as determined pursuant to federal law) would permit the Trust to qualify as a REIT under federal law and avoid incurring any tax on prohibited transactions under federal law and any tax on redetermined rents, redetermined deductions, and excess interest under federal law (determined as if Operating Partnership were a REIT); and (b) not to take or omit to take any action that could reasonably be expected to result in loss of the Trust’s qualification for taxation as a REIT. In addition, without limiting the foregoing, Property Manager shall (i) on behalf of Operating Partnership, provide or cause to be provided to Operating Partnership all information regarding the income, assets, and operations of the Properties necessary for Operating Partnership and the Trust to complete their respective tax returns and to determine or ensure the maintenance of the Trust’s status as a REIT, and (ii) provide or cause to be provided to Operating Partnership all information reasonably available to Property Manager as is necessary for Operating Partnership and the Trust to complete tax returns required to be filed by Operating Partnership.

3. Funding Obligations.

3.1 Operating Partnership shall reimburse Property Manager, with reasonable promptness, for any sums over and above sums in Property Manager’s custody that Property Manager may have properly advanced hereunder in accordance with the annual budget for each Property approved by Operating Partnership (each an “Annual Budget”), or as otherwise expressly permitted under this Agreement, which are for Operating Partnership’s account in connection with the operation, maintenance, and repair of each Property, whether for services of Property staff furnished by Property Manager or any other authorized purpose, including, without limitation, building stationery, rent billing forms, checks, and other costs and expenses of the Property management office and on-site staff and of the operation, maintenance, and repair of each Property. Property Manager shall provide written invoices for such costs to Operating Partnership within sixty (60) days after such costs are incurred.

3.2 Nothing contained in this Section 3 or elsewhere in this Agreement shall be construed to require Property Manager, and Property Manager shall not be required, to advance any sums for Operating Partnership’s account over and above funds provided by Operating Partnership to Property Manager for the operation of each Property. If such funds are insufficient to pay the expenses relating to each Property payable by Property Manager hereunder, Property Manager shall promptly notify Operating Partnership of such deficiency and Property Manager shall not be required to pay such expenses until Operating Partnership furnishes, or causes to be furnished to, Property Manager sufficient funds therefor.

4. Properties: Additions and Removals. As of the Effective Date and at all times during the period that this Agreement remains in effect, subject to the terms of this Agreement, Property Manager and/or Asset Manager shall maintain an accurate and complete list of the Properties subject to this Agreement (the “Property List”). Operating Partnership shall have the right, from time to time, to add or remove Properties from the Property List based on acquisitions and dispositions of Properties by Operating Partnership. Operating Partnership shall provide Property Manager with at least ten (10) days’ prior written notice of any such addition to, or removal of, a Property from the Property List. The addition or removal of any Property from the Property List shall be effective on the date set forth in Operating Partnership’s written notice, but in no event earlier than ten (10) days after Property Manager’s receipt of Operating Partnership’s written notice. Within sixty (60) days after the removal of a Property from the Property List, Property Manager shall render a final accounting to Operating Partnership for such removed Property and pay over any remaining balance in the applicable Disbursement Account relating to such removed Property (less any amounts necessary to satisfy commitments arising or accruing prior to the date of removal).

5. Property Manager’s Compensation.

5.1 Management Fee. As full compensation for the services provided by Property Manager hereunder, other than any Construction Management Services or Construction Oversight Services, Operating Partnership shall pay to Property Manager a Basic Management Fee (as defined below) commencing on the Effective Date until this Agreement is terminated.

5.1.1 Basic Management Fee; Gross Revenue. Operating Partnership shall pay to Property Manager a fee (“Basic Management Fee”) in an amount equal to 1.10% of the total Gross Revenue (as defined on Exhibit A attached hereto) derived from the Properties during the term of this Agreement. The Basic Management Fee for each month shall be paid to Property Manager in arrears in monthly installments throughout the term hereof within ten (10) days after the end of such month.

6.	Term of Agreement.

6.1 Term. The term of this Agreement shall begin as of the Effective Date and shall, unless sooner terminated pursuant to the provisions of Sections 6.2, 6.3, or 6.4 below, continue and remain in full force and effect until the last day of the month in which the third (3rd) anniversary of the Effective Date occurs. Unless otherwise terminated pursuant to the provisions of this Agreement, the term of this Agreement shall automatically renew for successive periods of three (3) years each.

6.2 Property Manager’s Default. Operating Partnership may terminate this Agreement at any time (a) if Property Manager shall commit fraud or theft with respect to any of the Properties or in connection with Property Manager’s performance of its services hereunder; provided, however, that Property Manager shall have the right to cure any theft committed by an on-site employee by paying to Operating Partnership the amount stolen by such employee within fifteen (15) days of Property Manager’s receipt of written notice from Operating Partnership; (b) if Property Manager shall default in performing any of its obligations hereunder that may be cured by the payment of a sum of money and such default shall not be cured within a period of ten (10) days after written notice of such default is given by Operating Partnership to Property Manager; or (c) if Property Manager shall default in any of its other obligations hereunder and if Property Manager shall fail to cure such default within thirty (30) days after written notice of such default is given by Operating Partnership to Property Manager, or (subject to the condition hereinafter stated) if such default is of a nature that it cannot be cured within thirty (30) days, if Property Manager shall fail to commence the curing of such default within such thirty (30) day period or shall thereafter fail to prosecute the curing thereof to completion with due diligence. The preceding “uncurable” extension for Property Manager’s default shall be of no force or effect if (x) the failure to cure the default would have a material and adverse effect on the value of any Property, and (y) such default would be curable by a replacement Property Manager. In all events of a default covered by this Section 6.2, the curing of such default shall include making Operating Partnership whole from any damage, cost, expense, or loss arising out of any such default, if the grounds for such default are within the scope of Section 10.2 below, but not otherwise.

6.3 Operating Partnership’s Default. Property Manager may terminate this Agreement at any time if Operating Partnership shall default in performing any of its obligations hereunder that may be cured by the payment of a sum of money and such default shall not be cured within a period of ten (10) days after written notice of such default is given by Property Manager to Operating Partnership. Property Manager may terminate this Agreement at any time if Operating Partnership shall default in any of its other obligations hereunder and if Operating Partnership shall fail to cure such default within thirty (30) days after written notice of such default is given by Property Manager to Operating Partnership, or if such default is of a nature that it cannot be cured within thirty (30) days, if Operating Partnership shall fail to commence the curing thereof within such thirty (30) day period or shall thereafter fail to prosecute the curing thereof to completion with due diligence. In all events of a default covered by this Section 6.3, the curing of such default shall include making Property Manager whole from any damage, cost, expense, or loss arising out of any such default, if the grounds for such default are within the scope of Section 10.1 below, but not otherwise.

6.4 Other Termination Events. This Agreement shall terminate immediately: (a) in the event of a direct or indirect transfer by Operating Partnership of all of the Properties, whether voluntary or involuntary, to one or more third parties; provided, however, that if less than all of the Properties are sold by Operating Partnership to one or more third parties, this Agreement shall terminate only as to the Properties that are sold; (b) upon the destruction or commencement of demolition of all or a substantial portion of any Property, in which case this Agreement shall terminate only as to the Property that is so destroyed or demolished; (c) if a petition in bankruptcy be filed by Property Manager or if Property Manager takes advantage of any insolvency act or makes an assignment for the benefit of creditors or becomes incapacitated for further performance of this Agreement, or if a petition in bankruptcy, reorganization or the like is filed against Property Manager and such petition is not dismissed within sixty (60) days after the filing thereof; (d) if Property Manager or its business be sold or transferred; (e) at the option of a mortgagee, upon thirty (30) days’ notice or less (as designated by the mortgagee) on the terms set forth in any such mortgage; or (f) upon the foreclosure (or transfer in lieu of foreclosure) of all of the Properties.

6.5 Effects of Termination; Final Accounting. No termination pursuant to this Section 6 shall impair or limit any other right or remedy of Operating Partnership or Property Manager, as the case may be, at law or in equity, or impair any right to compensation already accrued and unpaid or impair any other accrued right; provided, however, that Operating Partnership may offset against any compensation or other sums due to Property Manager any amounts owed by Property Manager to Operating Partnership, to the extent then reduced to known amounts, which arise out of any default by Property Manager where such termination pursuant to this Section 6 is due to a default by Property Manager. Upon any termination of this Agreement, (a) all funds and records in Property Manager’s custody shall be forthwith turned over as directed by Operating Partnership (or, in the case of a removed Property, those funds and records relating only to such removed Property), and (b) Property Manager shall pay all outstanding invoices for the Properties from the applicable Disbursement Accounts. Any bona fide charges for services rendered or materials provided to the Properties received after the last day of the termination month shall be paid directly by Operating Partnership. Within sixty (60) days after the termination of this Agreement, Property Manager shall render a final accounting to Operating Partnership with respect to the Properties and pay over any remaining balance in the applicable Disbursement Accounts relating to the Properties (less any amounts necessary to satisfy commitments arising or accruing prior to the date of termination).

7.	Insurance; Waiver of Subrogation.

7.1 Operating Partnership shall carry, or cause to be carried, in the name and at the expense of Operating Partnership, general liability, fire, extended coverage, all-risk, and other forms of insurance as Property Manager deems appropriate to protect the Properties and the interest of Operating Partnership. Such insurance policies shall be deemed primary coverage and any other insurance maintained by the Property Manager shall be non-contributing.

Property Manager shall deliver copies of such policies or certificates of insurance to Operating Partnership. Property Manager shall pay the premiums when due from Operating Partnership’s funds and shall cooperate fully in all claims procedures.

7.2 Operating Partnership shall obtain waivers of subrogation in favor of Property Manager and Operating Partnership under the insurance policies described in Section 7.1. Operating Partnership agrees that it will not make any claim against or seek to recover from Property Manager for any loss of or damage to property of any type (real or personal) in the event of any damage caused by a risk that is covered by the insurance that Operating Partnership is required to carry hereunder or that is covered by any other casualty insurance actually carried by Operating Partnership.

7.3 Property Manager agrees that it will not make any claim against or seek to recover from Operating Partnership for any loss of or damage to property of any type (real or personal) in the event of any damage caused by a risk that could be covered by a fire and extended coverage policy, with All-Risk rider.

8. Property Manager’s Authority; Service Contracts; Contracts with Affiliates.

8.1 Property Manager shall not have any authority to act other than as specifically set forth in this Agreement or by further approval or authorization by Operating Partnership given in writing, and Property Manager agrees that it will not take any action beyond the scope of this Agreement or such further written approval or authorization.

8.2 Property Manager shall have no authority to enter into written contracts on behalf of Operating Partnership, unless directed by Operating Partnership in writing; provided, however, that Property Manager shall have the right to enter into service contracts (as described in Section 2.1.1.2 above) and to purchase items that have been approved by Operating Partnership in writing or that have been authorized by the approved Annual Budget for the applicable Property. Once any such purchase has been made, incurred, or entered into with Operating Partnership’s approval, or in accordance with the applicable Annual Budget, Property Manager is hereby authorized to make payments on account thereof, subject to the limitations on Property Manager’s check writing authority as set forth in this Agreement.

8.3 Property Manager shall not enter into, nor hold itself out as having the authority to enter into, any contract or agreement except as provided in this Agreement.

8.4 Property Manager shall not contract with respect to any Property with any party that is an affiliate or long-term associate of Property Manager unless (a) the nature and the extent of the affiliation or association is first disclosed to Operating Partnership in writing, and (b) the arrangement is approved in advance by Operating Partnership. Property Manager agrees that it will not recommend to Operating Partnership that work be contracted out to affiliates of Property Manager unless such work is of a nature that it would normally be contracted to third parties by a property manager acting reasonably.

8.5 If this Agreement is terminated, Property Manager shall assign to Operating Partnership or its nominee, and Operating Partnership shall assume (subject to any limitations of liability contained in the applicable contracts), such service agreements (if any) pertaining to the applicable Property as may have been entered into in Property Manager’s name.

9. Independent Contractor. Operating Partnership has by this Agreement engaged Property Manager as an independent contractor to perform the services to be performed by Property Manager hereunder and no partnership, joint venture, employer-employee, or other relationship (other than that of independent contractor acting as an Property Manager for Operating Partnership, but subject to the limitations of this Agreement) has been created hereby between Operating Partnership and Property Manager.

10.	Indemnity.

10.1 Property Manager Indemnitees. Subject to compliance with the procedures set forth in Section 10.3 below, Operating Partnership shall defend, indemnify, and save harmless Property Manager and the members, shareholders, officers, partners, property managers and employees of Property Manager and of such members, partners, and shareholders (collectively “Property Manager Indemnitees”) from and against all claims, losses, liabilities demands, actions, damages, costs, and expenses (including reasonable attorneys’ and other professionals’ fees and charges) directly or indirectly relating to the Properties, this Agreement, and/or the services of Property Manager under this Agreement. Property Manager shall be named as an additional insured on all policies of liability insurance carried by Operating Partnership. In addition, any contractor of which Operating Partnership is given notice shall be named as an additional insured on all policies of liability insurance carried by Operating Partnership; provided, however, that in no event will Operating Partnership be obligated to indemnify Property Manager under this Section 10.1 for anything for which Property Manager is obligated to indemnify Operating Partnership under Section 10.2 below.

10.2 Operating Partnership Indemnitees. Subject to compliance with the procedures set forth in Section 10.3 below, the following shall set forth the defense, indemnity, and hold harmless obligations of Property Manager with respect to Operating Partnership and the members, partners, and shareholders of Operating Partnership, and the members, shareholders, officers, partners, property managers, and employees of Operating Partnership or of such members, partners, and shareholders (collectively, “Operating Partnership Indemnitees”).

10.2.1 Fraud and Misconduct. Property Manager shall defend, indemnify, and hold Operating Partnership Indemnitees harmless from and against any losses resulting from the fraud or willful misconduct of Property Manager or its employees.

10.2.2 Gross Negligence. If a third party asserts a claim against any of the Operating Partnership Indemnitees for damage to property or injury or death to persons that is not covered by the liability insurance that Operating Partnership is required to carry hereunder and that is based on the alleged gross negligence of Property Manager or its employees in its operation of any Property, at the election of Property Manager, the Operating Partnership Indemnitees shall defend themselves and the Property Manager Indemnitees from and against such claim. To the extent that any loss arising from such claim is not covered by the liability insurance of Operating Partnership, if it is ultimately determined that such claim arose from the gross negligence of Property Manager or its employees, Property Manager shall pay for all losses incurred by the Operating Partnership Indemnitees in connection with such claim (including, reasonable attorneys’ and other defense costs).

10.2.3 Scope of Authority. If a third party asserts a claim against any of the Operating Partnership Indemnitees based on any act by Property Manager that is allegedly beyond the scope of Property Manager’s authority under this Agreement, then, at the election of Property Manager, the Operating Partnership Indemnitees shall defend themselves and the Property Manager Indemnitees from and against such claim. If it is ultimately determined that such claim arose from an act by Property Manager or its employees beyond the scope of Property Manager’s authority under this Agreement, Property Manager shall pay for all losses incurred by the Operating Partnership Indemnitees in connection with such claim (including, reasonable attorneys’ and other defense costs).

10.3 Indemnification Procedures.

10.3.1 Notice. If any third party makes a claim for which Operating Partnership or Property Manager, or its respective Indemnitees, as the case may be (“Indemnified Party”), seeks indemnity from the other party pursuant hereto (“Indemnitor”), the Indemnified Party shall as soon as reasonably practicable notify the Indemnitor of the details of the claim (“Claim Notice”).

10.3.2 Defense of Admitted Indemnified Claim. After receiving a Claim Notice, Indemnitor may elect, by written notice to the Indemnified Party, to assume the defense of such claim by using counsel selected by Indemnitor, acting reasonably. If Indemnitor assumes such defense and admits that the claim is subject to Indemnitor’s indemnity obligations, then: (a) the claim shall be deemed to be a claim indemnified by Indemnitor; (b) the Indemnified Party may, at its election, participate in the defense of the claim, but Indemnitor will have no obligation to pay for any defense costs including attorneys’ fees of the Indemnified Party after Indemnitor assumes the defense of the claim unless the Indemnified Party reasonably believes there are: (x) defenses or rights available to it that are in actual or potential conflict with those available to Indemnitor, or (y) defenses are available to the Indemnified Party that, if successful, would reduce or relieve its obligation to indemnify Indemnitor; and (c) Indemnitor will have the right, without cost to or imposition of unindemnified liability upon the Indemnified Party, to compromise and settle the claim on any basis believed reasonable, in good faith, by Indemnitor, and the Indemnified Party shall be bound thereby, provided the compromise and settlement releases the Indemnified Party from any further liability in connection with the claim in question.

10.3.3 Disputed Indemnity. After receiving a Claim Notice, if Indemnitor either does not assume the defense thereof, or does so under a reservation of rights without admitting that the claim is subject to Indemnitor’s indemnity obligations, then: (a) the claim shall not be deemed to be a claim indemnified by Indemnitor and neither party shall have waived any rights to assert that the claim is or is not properly a claim subject to the Indemnitor’s indemnity obligations; (b) both Indemnitor and the Indemnified Party may, at their individual election, participate in the defense of such claim but Indemnitor will remain responsible for the costs of defense, including reasonable attorneys’ fees of the Indemnified Party, should the claim ultimately be determined to be subject to Indemnitor’s indemnity obligation; and (c) the Indemnified Party shall have the right to compromise and settle the claim on any basis believed reasonable, in good faith, by the Indemnified Party, and Indemnitor will be bound thereby should the claim ultimately be determined to be subject to Indemnitor’s indemnity obligation.

11.	Miscellaneous.

11.1 Entire Agreement. This Agreement, together with its exhibit(s) and schedule(s), contains the entire agreement between the parties hereto; and this Agreement may not be amended except by an instrument in writing signed and delivered by Operating Partnership and Property Manager. All exhibits and schedules attached to this Agreement are hereby incorporated by reference as a part hereof. Failure of a party hereto to complain of any act, omission, course of action, or continued acts or omissions, no matter how long such may continue, shall not be deemed a waiver by such party of its right hereunder, and all waivers of the provisions hereof shall be effective only if in writing, signed by the party so waiving. No waiver of any breach of this Agreement shall be deemed a waiver of any other breach of this Agreement or a consent to any subsequent breach of this Agreement. All approvals referred to herein must be in writing to be effective and binding approvals.

11.2 Invalidity. Operating Partnership and Property Manager agree that it is their specific intent that each and all of the provisions of this Agreement shall be valid and enforceable as specifically set forth herein, that if it shall be judicially determined that any provision(s) hereof shall not be valid or enforceable as specifically set forth herein, such provision(s) shall not be declared invalid but rather shall be modified in such manner so as to result in the same being valid and enforceable to the maximum extent permitted by law. If any provision hereof, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remaining provisions herein, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

11.3 Governing Law. This Agreement shall be governed and construed according to the laws of the State of Delaware, regardless of the state in which each Property is located.

11.4 Notices. All notices, approvals, consents, and other communications (including, without limitation, all reports and financial statements) required by or contemplated under this Agreement shall be in writing, and no oral notice, approval, or consent shall be effective. All such notices, approvals, consents, and other communications shall be personally delivered or deposited in the U.S. mail, first class certified, return receipt requested, postage prepaid, or sent by a recognized overnight delivery service, with delivery charges prepaid:

if to Operating Partnership:	ExchangeRight Income Fund Operating Partnership, L.P. 1055 E. Colorado Blvd., Suite 310 Pasadena, California 91106 Attention: Joshua Ungerecht

if to Property Manager:	ER Net Leased Property Management, LLC 1450 SW Vintage Pkwy, Ste. 250 Ankeny, IA 50023 Attention: David Fisher

Service of any notice made by mail shall be deemed completed on the day of actual delivery as shown by the addressee’s registry of certification receipt. Either party may, from time to time by like notice, change the address to which notices are to be sent to it. Rejection or other refusal to accept delivery, or inability to deliver because of a change of address of which no notice was given, shall be deemed to be receipt of the notice, request, or other communication in question.

11.5 Limitation of Liability.

11.5.1 No member, manager, or partner of Operating Partnership (nor any general or limited partner, stockholder, employee, director, trustee, manager, or officer of such member or partner in Operating Partnership) shall be liable for the payment or performance of any of Operating Partnership’s obligations under this Agreement and Property Manager shall look exclusively to the Properties and to the uncollected rents, issues, and profits therefrom for satisfaction of any such liability.

11.5.2 No member, manager, or partner of Property Manager (nor any general or limited partner, stockholder, employee, director, trustee, manager, or officer of such member or partner in Property Manager) shall be liable for the payment or performance of any of Property Manager’s obligations under this Agreement except in the event of gross negligence, willful misconduct, bad faith, fraud, misappropriation of funds, or illegal activity.

11.6 Other Activities of the Parties. Each of Operating Partnership and Property Manager shall have the right to engage in any other activity for its own benefit or advantage, including, without limitation, any competitive real estate venture. Nothing contained herein shall preclude, prevent, or be a limitation on Operating Partnership or Property Manager being engaged in other real estate or other ventures, whether acting for itself or for others, or as partner in a partnership, member in a limited liability company, or a stockholder in a corporation, or otherwise.

11.7 Subordination. This Agreement shall for all purposes be subordinate to the lien, operation, and effect of any Loan Documents recorded or filed security instrument now or hereafter encumbering any Property; provided, however, that should the holder of any such lien at any time exercise any of its rights under the Loan Documents creating such lien and security interest, including without limitation the exercise of an assignment of rents or the foreclosure of a right of redemption with respect to such Property, Property Manager agrees that, upon request of such holder and adequate assurance of payment of the fees and reimbursements thereafter accruing and required to be paid to Property Manager hereunder, Property Manager will continue to provide the services required of Property Manager hereunder for such reasonable period of time thereafter as such holder may request to provide for an orderly transition of the management of such Property.

11.8 Time is of the Essence. Time is of the essence in this Agreement and of all provisions hereof.

11.9 Headings. The captions, section numbers, and table of contents (if any) appearing in this Agreement are inserted only as a matter of convenience and reference, and in no way shall be held to explain, modify, amplify, define, limit, construe, or describe the scope or intent of such Sections of this Agreement nor in any way add to the interpretation, construction, or meaning of any provision or otherwise affect this Agreement.

11.10 Interpretation. The words “hereof,” “hereunder,” and similar expressions used in any provision of this Agreement relate to the whole of this Agreement and not to such provision alone, unless otherwise expressly provided. Should any provision of this Agreement require judicial interpretation, each of the parties hereto hereby agrees and stipulates that the court interpreting or considering the same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule of construction that a document should be construed against the party who itself or through its agents prepared the same, it being hereby acknowledged and agreed that each party hereto has participated in the drafting and revision of this Agreement and has had the full opportunity to consult legal counsel of its choice prior to the execution and delivery of this Agreement.

11.11 Covenants. Each obligation of any party hereto expressed in this Agreement, even though not expressed as a covenant, is considered to be a covenant for all purposes.

11.12 Assignment. This Agreement is not assignable by Property Manager or Operating Partnership (other than to affiliated parties) in whole or in part, by operation of law or otherwise, without the consent of the other party, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, that Operating Partnership may collaterally assign its rights under this Agreement to the holder of a mortgage on any Property.

11.13 Counterparts/Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

11.14 Confidentiality. Property Manager shall not disclose to any person or entity any information relating to (a) the terms of this Agreement or any of the transactions contemplated herein or (b) Operating Partnership, any of its direct or indirect equity holders or any of their respective businesses or assets (collectively, the “Confidential Information”) obtained in connection with the performance of its services hereunder, except (i) to Property Manager’s affiliates, employees, agents, directors, legal counsel, and lenders on a need-to-know basis, (ii) to mortgage lenders and service providers in respect of the Properties, (iii) with the prior written consent of Operating Partnership, (iv) with respect to the information described in clause (b) above, to the extent reasonably necessary to fulfill its obligations hereunder or in the contest of any legal proceeding involving Property Manager, Operating Partnership, or the Properties, and (v) to the extent such disclosure is expressly required by applicable Legal Requirements. The term “Confidential Information” shall not include (A) the fact that this Agreement exists, (B) the fact that Property Manager has been appointed as Property Manager and is authorized to act as Operating Partnership’s agent hereunder in accordance with the terms and subject to the limitations set forth herein, (C) the identity of the owner of the Properties, or (D) any information that is or becomes generally available to the public other than as a result of a breach by Property Manager hereunder. Property Manager shall not use any Confidential Information for any purpose other than the provision of services hereunder. Notwithstanding the foregoing, Property Manager may disclose Confidential Information to the extent required to do so under applicable Legal Requirements, provided, that to the extent permitted by applicable Legal Requirements, Property Manager shall notify Operating Partnership prior to any such disclosure and cooperate with Operating Partnership’s reasonable requests to obtain a protective order or other appropriate remedy to limit such disclosure or obtain confidential treatment.

11.15 Survival. For the avoidance of doubt, termination of this Agreement shall not relieve any party of any liability for any antecedent breaches of this Agreement.

11.16 Waiver of Jury Trial. To the extent not prohibited by applicable Legal Requirements that cannot be waived, each party hereto waives, and covenants that such party shall not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, or proceeding arising out of this Agreement or the subject matter hereof in connection with any representation, warranty, covenant, or agreement contained in this Agreement or any transaction contemplated by this Agreement, in each case whether now existing or hereafter arising and whether in contract, tort, or otherwise.

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IN WITNESS WHEREOF, the parties hereto have duly executed this instrument under their respective seals, as of the day and year first above written.

OPERATING PARTNERSHIP:

ExchangeRight Income Fund Operating Partnership, L.P., a Delaware limited partnership

By:	ExchangeRight Income Fund, a Maryland statutory trust; its general partner

By:	/S/ WARREN THOMAS
Warren Thomas, Secretary

PROPERTY MANAGER:

ER Net Leased Property Management, LLC, a Delaware limited liability company

By:	ExchangeRight Real Estate, LLC, a California limited liability company; its sole member

By:	/S/ WARREN THOMAS
Warren Thomas, Manager

[Signature Page to Property Management Agreement between ExchangeRight Income Fund Operating Partnership, L.P. and ER Net Leased Property Management, LLC]

EXHIBIT A

Gross Revenue

For the purposes of this Agreement, the term “Gross Revenue” shall include cash receipts of every name and nature actually collected by Property Manager on behalf of Operating Partnership from the operation of each Property to the extent relating to Operating Partnership’s period of ownership or control of each Property (as well as any future gross revenues earned on other assets acquired by the Operating Partnership), including, without limitation:

all gross rents collected from each Property, including fixed rents; percentage rents; additional rent and any rent adjustments; cost of living and other escalation charges; and payments for electricity, fuel adjustment charges and the like, but excluding reimbursements related to real estate taxes, insurance and common area operating expenses;

all gross amounts collected for services rendered by Operating Partnership, or its agents, to tenants, including charges for overtime heating, air-conditioning and other services, charges for water or other utilities and the like;

all gross amounts collected from licensees and concessionaires, including amounts collected in respect of vending machines and coin-operated telephones;

parking revenues derived from each Property; and

all other forms of miscellaneous income generated by each Property, including, without limitation, the proceeds of rent interruption insurance.

Notwithstanding the foregoing, Gross Revenue shall exclude: (i) security deposits to the extent that they are not applied to rent (specifically excluding security deposits applied as reimbursement to Property Manager for damage to the applicable Property); (ii) insurance recoveries, condemnation proceeds and the like (other than proceeds of rent interruption insurance); (iii) proceeds from any refinancing or sale of any Property, or any portion(s) thereof, and any capital contributed by Property Manager; (iv) proceeds of the sale of any furnishings, fixtures, or equipment, provided such proceeds are used to replace the item(s) sold; (v) rent refunds paid to tenants;

(vi) any local sales, use, occupancy or other similar tax with respect to which Property Manager is required by law to act as collecting agent; (vii) amounts recovered for any physical damage done to any Property; (viii) any amounts paid or reimbursed by tenants to Operating Partnership or its agents for or on account of capital repairs, replacements, or improvements unless included in rent or operating expense reimbursements (excluding capital improvements that are required to be made as a result of a change in a Legal Requirement, to the extent the cost of such capital improvements are included in operating costs escalations under a tenant’s lease and paid for by such tenant); (ix) interest and other income received in respect of bank accounts or other funds invested by Operating Partnership, Property Manager or any of their agents, including without limitation revenues received from the investment of working capital and reserve funds; (x) any amounts paid by tenants under ground leases or other leases directly to taxing authorities, utility companies, insurance providers or other third party vendors (whether or not characterized as “additional rent”); (xi) payments to Operating Partnership or Property Manager on account of tenant improvement work and other costs of moving tenants into any Property or new space therein (in contradistinction to payments to Operating Partnership or Property Manager for services rendered to existing tenants); (xii) tax abatement proceeds and tax refunds paid to Operating Partnership or Property Manager; and (xiii) all amounts paid by tenants in order to terminate their leases as termination fees or by reason of forfeiture of security deposits to the extent such forfeited security deposits are applied to a tenant’s rental obligations (other than those security deposits that are applied to rent).

Gross Revenue, however, shall exclude any fees earned by the Operating Partnership pursuant to one or more short-term mezzanine loans made to ExchangeRight Real Estate, LLC, a California limited liability company (“ExchangeRight”), under a Revolving Secured Line of Credit Agreement dated as of February 28, 2019, as amended, restated, or modified, between ExchangeRight and Operating Partnership.